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MEDICORE, INC. AND SUBSIDIARIES
EXHIBIT 11 -- COMPUTATION OF EARNINGS PER SHARE
(UNAUDITED)


                                                                    THREE MONTHS ENDED               NINE MONTH ENDED
                                                                       SEPTEMBER 30,                    SEPTEMBER 30,
                                                                   1996             1995            1996            1995
                                                                   ----             ----            ----            ----
PRIMARY

Weighted average shares outstanding                              5,456,940        5,454,940       5,456,020       5,454,940

Net effect of dilutive stock options-based on the modified
  treasury stock method using average market price                 459,768          676,364         616,756         400,283
                                                                ----------       ----------      ----------      ----------
                                                                 5,916,708        6,131,304       6,072,776       5,855,223
                                                                ----------       ----------      ----------      ----------

Net income                                                      $  333,106       $  369,942      $2,339,685      $1,319,208
                                                                ----------       ----------      ----------      ----------

Net income per share                                            $      .06       $      .06      $      .39      $      .23
                                                                ----------       ----------      ----------      ----------

FULLY DILUTED

Weighted average shares outstanding                              5,456,940        5,454,940                       5,454,940

Net effect of dilutive stock options-based on the modified
  treasury stock method using ending market price                  592,789          720,667                         562,322
                                                                ----------       ----------                      ----------
                                                                 6,049,729        6,175,607                       6,017,262
                                                                ----------       ----------                      ----------

Net income                                                      $  333,106       $  369,942                      $1,319,208
                                                                ----------       ----------                      ----------

Net income per share                                            $      .06       $      .06                      $      .22
                                                                ----------       ----------                      ----------




Note: Fully diluted earnings per share has not been presented for the nine months ended September 30, 1996 as it is not dilutive.